Exhibit 99.1

CapLease Announces First Quarter 2013 Results

NEW YORK--(BUSINESS WIRE)--May 8, 2013--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on owning and managing single-tenant commercial real estate properties, today announced its results for the quarter ended March 31, 2013. Net loss to common stockholders for the first quarter 2013 was $(1.5) million, and funds from operations, or FFO, was $10.5 million.

First Quarter 2013 and Subsequent Event Highlights:

  Revenue Grew 11% to Over $43 Million
  FFO of $0.14 Per Share
  Over $90 Million of Property Acquisitions Under Contract
  Increased Financial Strength With $80 Million of Additional Common Equity
  Common Dividend Increased Again; Up 19% Since Second Quarter of 2012

Paul McDowell, Chairman and Chief Executive Officer, stated, “We have had a strong start to 2013, highlighted by solid FFO results, over $90 million of pending property acquisitions, continued growth in our market capitalization which now exceeds $600 million, and our third consecutive quarter of raising the common stock dividend. We have a large and growing pipeline of potential acquisitions and remain optimistic about the prospects for our business and our ability to grow the portfolio significantly for the year.”

First Quarter 2013 Results:

	For the Three Months Ended March 31,
(Amounts in thousands, except per share amounts)	2013	2012
Funds from operations	$10,525	$12,575
Per Share	$0.14	$0.19
Items that affect comparability (income) expense:
Gain on investments other than real property	–	(709)
Gain on extinguishment of debt, net	–	(2,012)
Property acquisition costs	–	9
Funds from operations, as adjusted for comparability	$10,525	$9,863
Per Share	$0.14	$0.15

For the quarter ended March 31, 2013, the Company grew total revenues 11% to $43.3 million. The increase in total revenues reflects growth in the owned property portfolio. Rental revenue was up 7% for the 2013 period, reflecting the new properties acquired.

FFO adjusted for items that affect comparability was $10.5 million, or $0.14 per share, for the first quarter of 2013, compared to $9.9 million, or $0.15 per share, in the 2012 period. Strong growth in the owned property portfolio largely offset the impact of rent roll-downs at the two warehouse properties in Breinigsville, PA and Lathrop, CA and downtime and property expenses associated with the Fort Wayne, IN property.

Net loss to common stockholders for the first quarter of 2013 was $(1.5) million, or $(0.02) per share, compared to net income of $0.4 million, or $0.02 per share, in the comparable period in 2012. First quarter 2012 net income to common stockholders includes non-recurring gains of $2.7 million, including $2.0 million of gain related to the refinancing of the mortgage debt on one of the Company’s owned properties.

New Property Investments and Portfolio Management:

The Company has entered into binding contracts to acquire two Class A office buildings for an aggregate purchase price exceeding $90 million. One property is located in a major market in the Northeastern United States and is scheduled to close later this week. The other property is located in a strong Midwest market and is subject to in-place mortgage financing which the Company will assume. It is scheduled to close within 60 days, subject to completion of the Company’s due diligence. Both properties are leased entirely or substantially to an investment grade tenant for an approximately 10 year remaining lease term, and the Company’s average capitalization rate for both properties will be in the 8% range.

The Company continued to make progress on existing build-to-suit projects during the quarter. The 17-story office building in Tulsa, OK was substantially completed during the quarter, and Cimarex Energy Co. is in possession of their space subject to a 12 year lease. The Vitamin Shoppe distribution facility in Richmond, VA is scheduled for completion later in the second quarter. The Vitamin Shoppe lease is 15 years.

At March 31, 2013, the Company’s investment portfolio included $1.9 billion of primarily single tenant commercial real estate properties. The weighted average tenant credit rating across the owned property portfolio is A- from Standard & Poor’s, and the average remaining lease term is approximately six years.

The property portfolio comprises 12.1 million square feet and includes a variety of office, warehouse, retail and other property types. The Company owns 71 properties in 25 states with 43 different tenants. As of March 31, 2013, the occupancy rate across the owned property portfolio was 92.9%.

During the first quarter of 2013, the Company extended an aggregate of 115,000 square feet of leases scheduled to expire over the next 12 months, including a five year extension with the existing tenant at an 88,420 square foot retail property located in Randolph, MA.

The Company also obtained mortgage financing on the recently purchased office building in San Antonio, TX leased primarily to Becton, Dickinson & Company. The $10 million non-recourse mortgage note has a coupon of 3.95% and a maturity date in April 2023. The Company also added the two recently purchased office buildings in Englewood, CO (leased to Comcast Corporation and Pulte Mortgage LLC) to the collateral pledged to its revolving credit agreement, and prepaid mortgage debt at three office buildings scheduled to mature in May 2013.

The Company’s leverage on its owned property portfolio was approximately 58% as of March 31, 2013. CapLease expects its leverage to continue to decrease over time, primarily as a result of scheduled principal amortization on debt which, net of principal collected on debt investments, averages about $30 million annually through 2014, and expected lower or no leverage on new asset acquisitions.

Capital Activity:

During 2013, the Company has raised over $80 million of net proceeds through the sale of common stock. The Company also designated a new 7.25% Series C Cumulative Redeemable Preferred Stock, and raised approximately $40 million of that new series. The proceeds from the sale of the Series C Preferred Stock were utilized to redeem the same amount of its 8.125% Series A Cumulative Redeemable Preferred Stock.

Dividends:

During the first quarter of 2013, the Company declared a cash dividend on its common stock in the amount of $0.0775 per share, representing a 3% increase from the fourth quarter of 2012, and a 19% increase from the second quarter of 2012. The level of CapLease’s common dividend is determined by the Company’s operating results, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A Cumulative Redeemable Preferred Stock, a cash dividend of $0.5234375 on its 8.375% Series B Cumulative Redeemable Preferred Stock, and a cash dividend of $0.4027778 on its 7.25% Series C Cumulative Redeemable Preferred Stock.

2013 Guidance:

CapLease is affirming its previously disclosed full year 2013 guidance range of $0.55 to $0.60 per share of FFO as adjusted for comparability, and $(0.07) to $(0.03) of earnings per share (EPS). The difference between FFO and EPS is primarily depreciation and amortization expense on real property.

As a reminder, for a variety of reasons the Company does not forecast the timing, quantity and returns relating to future acquisition activity, although our guidance does include the new investment and equity activities described in this press release. The guidance projections are based primarily on the existing portfolio. The Company’s guidance estimates also assume no disposition activity and no gains or losses associated with asset sales or debt extinguishment, no share repurchase activity, no portfolio impairments or losses, and no other gains or charges that may occur during the year. The guidance also includes our current estimates with respect to additional capital needs, the timing and terms of re-leasing maturing leases, interest rate levels on our floating rate facilities, the level of property operating expenses and general and administrative expenses.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s first quarter 2013 results at 11:00 a.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (877) 407-3982 or (201) 493-6780 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 2:00 pm (Eastern Time) today by dialing (877) 870-5176 or (858) 384-5517 for international participants. To access the telephonic replay, please enter conference ID 412606.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on depreciable real estate, plus real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Real estate-related depreciation includes amortization of capitalized leasing expenses, tenant allowances or improvements, and excludes amortization of deferred financing costs.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, CAD for the 2012 period has been adjusted to exclude non-recurring gains on investments and gain on extinguishment of debt.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. Items that affect comparability currently include gains or losses on the Company’s debt investments which, unlike gains or losses on owned properties, are not excluded from FFO under the NAREIT definition, gain or loss on debt extinguishment, debt modification costs and property acquisition costs. FFO as adjusted for items that affect comparability should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

The Company’s leverage ratios, which are among the financial metrics used by management to review and analyze CapLease’s debt, are also non-GAAP financial measures. Leverage ratios are a widely used financial measure by the real estate investment community, especially for REITs. We measure our leverage ratios by dividing total debt by total assets, as adjusted. We measure total assets, as adjusted, at historical cost before depreciation and amortization on owned properties. Therefore, our leverage ratios do not account for any fluctuations in value, up or down, that may have occurred since we acquired our owned properties. Other companies including other REITs may compute leverage ratios in a different manner and, therefore, our leverage ratios may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  our ability to re-let vacant space on favorable terms in a timely manner;
  our ability to refinance or extend maturing debt obligations on favorable terms or at all;
  payment defaults on one or more of our asset investments;
  the impact to earnings associated with potential asset dispositions and debt repayments;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that primarily owns and manages a diversified portfolio of single tenant commercial real estate properties subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries
Consolidated Statements of Operations
For the three months ended March 31, 2013 and March 31, 2012
	For the Three Months Ended March 31,
(Amounts in thousands, except per share amounts)	2013	2012
Revenues:
Rental revenue	$35,299	$32,982
Interest income from loans and securities	1,911	2,013
Tenant reimbursements	5,990	3,832
Other revenue	152	159
Total revenues	43,352	38,986
Expenses:
Interest expense	16,297	16,978
Property expenses	9,073	6,418
General and administrative expenses	3,144	2,987
General and administrative expenses-stock based compensation	775	704
Depreciation and amortization expense on real property	12,026	11,814
Other expenses	–	16
Total expenses	41,315	38,917
Other gains:
Gain on investments	–	709
Gain on extinguishment of debt, net	–	2,012
Total other gains	–	2,721
Income from continuing operations	2,037	2,790
Loss from discontinued operations	–	(732)
Net income before non-controlling interest in consolidated subsidiaries	2,037	2,058
Non-controlling interest in consolidated subsidiaries	3	(1)
Net income	2,040	2,057
Dividends allocable to preferred shares	(3,538)	(1,627)
Net (loss) income allocable to common stockholders	$(1,498)	$430

Income (loss) per common share, basic:
Income (loss) from continuing operations	$(0.02)	$0.02
Discontinued operations	–	(0.01)
Net (loss) income per common share, basic	$(0.02)	$0.01
Weighted average common shares outstanding, basic	76,182	66,313
Income (loss) per common share, diluted:
Income (loss) from continuing operations	$(0.02)	$0.02
Discontinued operations	–	(0.01)
Net (loss) income per common share, diluted	$(0.02)	$0.01
Weighted average common shares outstanding, diluted	76,440	66,313
Dividends declared per common share	$0.0775	$0.065
Dividends declared per preferred A share	$0.50781	$0.50781
Dividends declared per preferred B share	$0.52344	$–
Dividends declared per preferred C share	$0.40278	$–

CapLease, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2013 and December 31, 2012
(Amounts in thousands, except share and per share amounts)	As Of March 31, 2013	As Of December 31, 2012
Assets
Real estate investments, net	$1,541,969	$1,541,416
Loans held for investment, net	25,334	26,972
Commercial mortgage-backed securities	59,929	62,318
Cash and cash equivalents	71,869	30,177
Other assets	85,155	89,560
Total Assets	$1,784,256	$1,750,443
Liabilities and Equity
Mortgages on real estate investments	$1,020,207	$1,012,075
Credit agreements	57,009	67,655
Secured term loan	66,485	72,417
Convertible senior notes	19,210	19,210
Other long-term debt	30,930	30,930
Total Debt Obligations	1,193,841	1,202,287
Intangible liabilities on real estate investments	32,486	33,032
Accounts payable and other liabilities	25,294	27,926
Dividends and distributions payable	9,683	8,826
Total Liabilities	1,261,304	1,272,071
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 2,647,000 and 3,447,182 shares issued and outstanding, respectively	59,743	79,776
Series B cumulative redeemable preferred, liquidation preference $25.00 per share, 2,941,073 shares issued and outstanding	71,665	71,665
Series C cumulative redeemable preferred, liquidation preference $25.00 per share, 1,700,000 and 0 shares issued and outstanding, respectively	39,702	–
Common stock, $0.01 par value, 500,000,000 shares authorized, 79,454,301 and 73,658,045 shares issued and outstanding, respectively	795	737
Additional paid in capital	350,425	325,824
Accumulated other comprehensive loss	(399)	(666)
Total Stockholders' Equity	521,931	477,336
Non-controlling interest in consolidated subsidiaries	1,021	1,036
Total Equity	522,952	478,372
Total Liabilities and Equity	$1,784,256	$1,750,443

CapLease, Inc. and Subsidiaries
Reconciliation of Net Income (Loss) to Funds from Operations and Cash Available for Distribution (unaudited)
For the three months ended March 31, 2013 and March 31, 2012
	For the Three Months Ended March 31,
(Amounts in thousands, except per share amounts)	2013	2012
Net income (loss) allocable to common stockholders	$(1,498)	$430
Add (deduct):
Non-controlling interest in consolidated subsidiaries	(3)	1
Depreciation and amortization expense on real property	12,026	11,814
Depreciation and amortization expense on discontinued operations	–	330
Funds from operations	10,525	12,575
Add (deduct):
Straight-lining of rents	3,121	13,097
General and administrative expenses-stock based compensation	775	704
Amortization of above and below market leases	(469)	(186)
Non-cash interest income and expenses	(45)	301
Routine capital expenditures on real estate investments	(272)	(421)
Gain on investments other than real property	–	(709)
Gain on extinguishment of debt, net	–	(2,012)
Cash available for distribution	$13,635	$23,349

Weighted average number of common shares outstanding, diluted	76,440	66,313
Weighted average number of OP units outstanding	156	156
Weighted average number of common shares and OP units outstanding, diluted	76,596	66,469
Net (loss) income per common share, basic and diluted	$(0.02)	$0.01
Funds from operations per share	$0.14	$0.19
Cash available for distribution per share	$0.18	$0.35

CapLease, Inc. and Subsidiaries
Overall Company Leverage (unaudited)
As of March 31, 2013 and December 31, 2012
	Mar 31, 2013	Dec 31, 2012
Debt	Unaudited
Mortgages on real estate investments	$1,020,207	$1,012,075
Credit agreements	57,009	67,655
Secured term loan	66,485	72,417
Convertible senior notes	19,210	19,210
Other long-term debt	30,930	30,930
Total Debt	$1,193,841	$1,202,287

Assets
Total assets	$1,784,256	$1,750,443
Accumulated depreciation and amortization on owned properties	309,073	297,675
Intangible liabilities on real estate investments	(32,486)	(33,032)
Prepaid expenses and deposits	(1,566)	(1,798)
Accrued rental income	(32,023)	(35,144)
Debt issuance costs, net	(5,408)	(5,775)
Other	(661)	(398)
Total Assets, as adjusted	$2,021,185	$1,971,971

Leverage (Total Debt/Total Assets, as adjusted)	59%	61%
CapLease, Inc. and Subsidiaries
Leverage by Asset Type (unaudited)
As of March 31, 2013
(in thousands)	Mortgage Debt	Secured Term Loan Debt	Credit Agreement Debt	Total Debt	Investment (1)	Leverage
Owned Properties	$1,020,207	$14,932	$53,692	$1,088,831	$1,866,464	58%
Debt Investments	–	51,553	3,317	54,870	85,823	64%

(1) Represents our carry value for financial reporting purposes before depreciation and amortization on owned properties. The carry value of our debt investments has been adjusted to exclude a $500 general loss reserve.

CONTACT:
Investor Relations/Media Contact:
ICR, LLC
Brad Cohen, 212-217-6393
bcohen@icrinc.com